 Exhibit 23.1

CONSENT of HAYNIE & COMPANY,
UTAH MEDICAL PRODUCTS, INC’S INDEPENDENT AUDITORS
for the YEAR ENDED DECEMBER 31, 2018

Certified Public Accountants  (a professional corporation)
50 West Broadway, Suite 600 Salt Lake City, Utah 84101 (801)532-7800 Fax (801)328-4461

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-199337 (on Form S-8) of Utah Medical Products, Inc. of our audit report dated March 14, 2019, on the consolidated financial statements and internal control over financial reporting of Utah Medical Products, Inc., which report appears in this annual report on Form 10-K of Utah Medical Products, Inc. for the year ended December 31, 2018.

/s/ Haynie & Company
Haynie & Company
Salt Lake City, Utah
March 14, 2019